Exhibit 10.6

FORM OF SHARE PURCHASE AGREEMENT

Dated • March, 2007

between

CAPITAL MARITIME & TRADING CORP.

and

CAPITAL PRODUCT PARTNERS L.P.

TABLE OF CONTENTS

Page
ARTICLE I

Interpretation

SECTION 1.01 Definitions	1

ARTICLE II

Purchase and Sale of Shares; Closing

SECTION 2.01 Purchase and Sale of Shares	4
SECTION 2.02 Closing	5
SECTION 2.03 Place of Closing	5
SECTION 2.04 Purchase Price for Shares	5
SECTION 2.05 Payment of the Purchase Price	5
SECTION 2.06 Deficient Vessel	5
SECTION 2.07 Delay in Delivery	6

ARTICLE III

Representations and Warranties of the Buyer

SECTION 3.01 Organization and Limited Partnership Authority	6
SECTION 3.02 Agreement Not in Breach of Other Instruments	6
SECTION 3.03 No Legal Bar	7
SECTION 3.04 Availability of Funds	7

ARTICLE IV

Representations and Warranties of the Seller

SECTION 4.01 Organization and Corporate Authority	7
SECTION 4.02 Agreement Not in Breach of Other Instruments	7
SECTION 4.03 No Legal Bar	8
SECTION 4.04 Good and Marketable Title to Shares	8
SECTION 4.05 Right to Enter Agreement	8

ARTICLE V

Representations and Warranties of the Seller Regarding the Vessel Owning Subsidiaries

SECTION 5.01 Organization Good Standing and Authority	8
SECTION 5.02 Capitalization	8
SECTION 5.03 Organizational Documents	9
SECTION 5.04 Agreement Not in Breach of Other Instruments	9
SECTION 5.05 Litigation	9
SECTION 5.06 Indebtedness to and from Officers, etc.	9
SECTION 5.07 Personnel	10

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SECTION 5.08 Contracts and Agreements	10
SECTION 5.09 Compliance with Law	10
SECTION 5.10 No Undisclosed Liabilities	10
SECTION 5.11 Disclosure of Information	11

ARTICLE VI

Representations and Warranties of the Seller regarding the Vessels

SECTION 6.01 Title to Vessels	11
SECTION 6.02 No Encumbrances	11
SECTION 6.03 Condition	11

ARTICLE VII

Pre-Closing Matters

SECTION 7.01 Covenants of the Seller Prior to each Closing	11
SECTION 7.02 Covenant of the Buyer Prior to each Closing	13

ARTICLE VIII

Conditions Of Closing

SECTION 8.01 Conditions of the Seller	13
SECTION 8.02 Conditions of the Buyer	13

ARTICLE IX

Termination, Amendment and Waiver

SECTION 9.01 Termination of Agreement	14
SECTION 9.02 Termination in Respect of a Vessel Owning Subsidiary	15
SECTION 9.03 Amendments and Waivers	15

ARTICLE X

Indemnification

SECTION 10.01 Indemnity by the Seller	15
SECTION 10.02 Indemnity by the Buyer	16

ARTICLE XI

Miscellaneous

SECTION 11.01 Governing Law	16
SECTION 11.02 Counterparts	16
SECTION 11.03 Complete Agreement	16
SECTION 11.04 Interpretation	16
SECTION 11.05 Severability	16
SECTION 11.06 Third Party Rights	16
SECTION 11.07 Notices	16

ii

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of March • , 2007, by and between CAPITAL MARITIME & TRADING CORP. (the “Seller”), a corporation organized under the laws of the Republic of the Marshall Islands, and CAPITAL PRODUCT PARTNERS L.P. (the “Buyer”), a limited partnership organized under the laws of the Republic of the Marshall Islands and recently formed by the Seller.

RECITAL

WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, the shares of common stock as set forth on Schedule C to this Agreement (the “Shares”) representing all of the issued and outstanding shares of common stock of each of the vessel owning subsidiaries that will take delivery of a Vessel in 2007 as set forth in Schedule A.I hereto (each, a “2007 Vessel Owning Subsidiary,” and collectively the “2007 Vessel Owning Subsidiaries”) and of each of the vessel owning subsidiaries that will take delivery of a Vessel in 2008 as set forth in Schedule A.II hereto (each, a “2008 Vessel Owning Subsidiary,” and collectively the “2008 Vessel Owning Subsidiaries” and, together with the 2007 Vessel Owning Subsidiaries, the “Vessel Owning Subsidiaries”).

WHEREAS, each of the Vessel Owning Subsidiaries is party to a shipbuilding contract for the construction and delivery of a vessel (each, a “Ship Building Contract”) the name of which is set forth opposite that Vessel Owning Subsidiary’s name on Schedule A.I or on Schedule A.II hereto (each, a “Vessel” and collectively, the “Vessels”).

WHEREAS, each of the Vessels is subject to a medium to long-term charter set forth opposite that Vessels name on Schedule A.I or on Schedule A.II hereto (collectively, the “Charters”), and each such Charter will commence upon delivery of the applicable Vessel.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Interpretation

SECTION 1.01  Definitions. In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Agreement” means this Agreement, including its recitals and schedules, as amended and supplemented;

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity;

“Builder” means, in respect of the Vessels to be delivered to the 2007 Vessel Owning Subsidiaries, Hyundai MIPO Dockyard Co., Ltd., South Korea and in respect of the Vessels to be delivered to the 2008 Vessel Owning Subsidiaries, STX Shipbuilding Co., Ltd., South Korea, and any successor or permitted assign thereof;

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in London, Greece and New York are required to close;

“Buyer Indemnitees” has the meaning given to it in Section 10.01;

“Change of Control” has, with respect to the Buyer, the meaning ascribed to such term in the Omnibus Agreement;

“Charters” has the meaning given to it in the recitals;

“Closing” has the meaning given to it in Section 2.01;

“Closing Date” means the day on which a Closing takes place;

“Common Units” means the common units constituting the capital of the Buyer;

“Contracts” has the meaning given to it in Section 5.08;

“Credit Facility” means the US$370 million credit facility agreement dated • , 2007 between the Buyer and HSH Nordbank AG;

“Daily Charter Rate” means, with respect to any Vessel, the daily charter rate set forth opposite that Vessel’s name on Schedule A.I or on Schedule A.II hereto;

“Default” means a material Event of Default under and as defined in the Credit Facility that is not capable of remedy or, if capable of remedy has not been cured by the Buyer within the applicable cure period; for the purposes of this definition, a “material Event of Default” means any Event of Default the effect of which is to prohibit or prevent the Buyer from (i) paying distributions or (ii) borrowing, pursuant to the Credit Facility, those funds required to complete its obligations under this Agreement;

“Delivered” means, in respect of any Vessel, the concurrent delivery by the respective Vessel Owning Subsidiary and the Builder of that Vessel, to each other, of a protocol of acceptance and delivery acknowledging, the delivery of that Vessel by the Builder, and the acceptance thereof by that Vessel Owning Subsidiary;

“Delivery Date” means, with respect to any Vessel, the date that Vessel is Delivered to the Vessel Owning Subsidiary set out across from that Vessel on Schedule A.I or on Schedule A.II hereto;

“Encumbrance” means any mortgage, lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, condition or encumbrance, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

“Financing” has the meaning given to it in Section 3.04;

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

“Initial Public Offering” means the initial public offering by the Seller of the Buyer’s common units pursuant to the Registration Statement;

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;

“Manager” means Capital Ship Management Corp.;

“Notice” means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

“Omnibus Agreement” means the Omnibus Agreement, dated as of the date hereof, between, among others, the Buyer and the Seller;

“Parties” means all parties to this Agreement and “Party” means any one of them;

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Buyer dated as of the date hereof;

“Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;

“Purchase Price” has the meaning given to it in Section 2.04;

“Registration Statement” means the registration statement on Form F-1 (File No. [•]) filed by the Buyer in connection with the Initial Public Offering, as it may be amended.

“Seller Indemnities” has the meaning given to it in Section 10.02;

“Shares” has the meaning given to it in the recitals;

“Ship Building Contract” has the meaning given to it in the recitals;

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

“Time of Closing” has the meaning given to it in Section 2.01;

“Vessel Owning Subsidiaries” has the meaning given to it in the recitals;

“Vessels” has the meaning given to it in the recitals;

“2007 Vessel Owning Subsidiaries” has the meaning given to it in the recitals;

“2008 Vessel Owning Subsidiaries” has the meaning given to it in the recitals.

ARTICLE II

Purchase and Sale of Shares; Closing

SECTION 2.01  Purchase and Sale of Shares. The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for the Purchase Price and in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

SECTION 2.02  Closing. On the terms and subject to the conditions of this Agreement, the sale and transfer of the Shares of each of the Vessel Owning Subsidiaries and payment of the Purchase Price shall take place on a date that is within five (5) Business Days of the Delivery Date for that Vessel Owning Subsidiary’s Vessel or on such other date as may be agreed upon in writing by the Seller and the Buyer (the “Time of Closing”); provided that if any such sale and transfer of a Vessel Owning Subsidiary’s Shares is scheduled to occur on the Delivery Date, the Time of Closing must be after the registration of the Vessel in the name of the relevant Vessel Owning Subsidiary. Each sale and transfer of Shares of a Vessel Owning Subsidiary is hereinafter referred to as a “Closing.”

SECTION 2.03  Place of Closing. Each Closing shall take place at a place agreed upon in writing by the Seller and the Buyer.

SECTION 2.04  Purchase Price for Shares. At the applicable Time of Closing, the Buyer shall pay to the Seller (to such account as the Seller shall nominate) the amount set out on Schedule B across from the applicable Vessel Owning Subsidiary’s name, for that Vessel Owning Subsidiary’s Shares (each such amount, a “Purchase Price”).

SECTION 2.05  Payment of the Purchase Price. Each Purchase Price will be paid by the Buyer to the Seller of the Shares of the applicable Vessel Owning Subsidiary in respect of which that Purchase Price is payable by wire transfer of immediately available funds to an account designated in writing by the Seller. The Seller shall give the Buyer written notice ten (10) days prior to the expected Time of Closing

SECTION 2.06  Deficient Vessel. In the event that there is a deficiency in a Vessel such that the Vessel does not meet the specifications set forth in the relevant Ship Building Contract then:

(a)  if the relevant Vessel Owning Subsidiary is not obligated under the Ship Building Contract to purchase the Vessel or if the relevant Vessel Owning Subsidiary is obligated under the Ship Building Contract to purchase the Vessel but the charterer under the relevant Charter refuses to accept the Vessel or refuses to accept the Vessel without any amendments to the relevant Charter, and the Seller does not secure prior to the Time of Closing in respect of such Vessel Owning Subsidiary a replacement charter similar in all material respects to the relevant Charter, in the opinion of the Board of Directors of the Buyer, acting reasonably:

(i)  the Buyer may elect to purchase the Vessel Owning Subsidiary (in which case the Seller and applicable Vessel Owning Subsidiary will complete the purchase of such Vessel in accordance with the Ship Building Contract, and the Buyer will complete the purchase of the Vessel Owning Subsidiary hereunder); or

(ii)  the Buyer may elect not to purchase the Vessel Owning Subsidiary from the Seller, and the Seller and applicable Vessel Owning Subsidiary may complete the purchase of such Vessel in accordance with the Ship Building Contract, provided that any such purchase, ownership and operation of the Vessel by the Seller, the Vessel Owning Subsidiary or any of their affiliates shall be subject to the terms of the Omnibus Agreement; and

(b)  if the relevant Vessel Owning Subsidiary is obligated under the Ship Building Contract to purchase the Vessel and the charterer under the relevant Charter accepts the Vessel with no amendments to the Charter as a result of such deficiencies, the Buyer will complete the purchase of the Vessel Owning Subsidiary hereunder;

(c)  if the Buyer completes the purchase of the relevant Vessel Owning Subsidiary pursuant to subsection (a)(i) or (b) above and the Daily Charter Rate under the relevant Charter has not decreased as a result of such deficiencies, the Seller shall have the right to receive and retain any adjustments, rebates, discounts or other reductions related to such deficiency received by the relevant Vessel Owning Subsidiary pursuant to the relevant Ship Building Contract.

SECTION 2.07  Delay in Delivery. In the event that there has been a delay in excess of three hundred (300) days in the Delivery of any Vessel to a Vessel Owning Subsidiary from the delivery date provided for in the relevant Ship Building Contract, the Buyer may elect not to purchase such Vessel Owning Subsidiary from the Seller, and the Seller and applicable Vessel Owning Subsidiary may complete the purchase of such Vessel in accordance with the Ship Building Contract, provided that any such purchase, ownership and operation of the Vessel by the Seller, the Vessel Owning Subsidiary or any of their affiliates shall be subject to the terms of the Omnibus Agreement.

ARTICLE III

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller that as of the date hereof and on each respective Closing Date:

SECTION 3.01  Organization and Limited Partnership Authority. The Buyer is duly formed, validly existing and in good standing under the laws of the Republic of The Marshall Islands, and has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer, has been effectively authorized by all necessary action, limited partnership or otherwise, and constitutes legal, valid and binding obligations of the Buyer. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Buyer.

SECTION 3.02  Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Buyer is a party or by which it is bound, the Certificate of

Formation and the Partnership Agreement, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Buyer is bound, or any law, rule or regulation applicable to the Buyer which would have a material effect on the transactions contemplated hereby.

SECTION 3.03  No Legal Bar. The Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Buyer which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

SECTION 3.04  Availability of Funds.  The Buyer has firm financing commitments that are sufficient to enable it to pay the Purchase Price of the Shares of the 2007 Vessel Owning Subsidiaries and 50% of the Purchase Price of the Shares of the 2008 Vessel Owning Subsidiaries. The financing required to pay the Purchase Price is referred to in this Agreement as the “Financing.”  The Buyer does not have any reason to believe that any of the conditions of the Financing will not be satisfied or that the Financing will not be available to the Buyer on a timely basis to pay the Purchase Price of the Shares of the 2007 Vessel Owning Subsidiaries and 50% of the Purchase Price of the Shares of the 2008 Vessel Owning Subsidiaries.

ARTICLE IV

Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer that as of the date hereof and on each respective Closing Date:

SECTION 4.01  Organization and Corporate Authority. The Seller is duly incorporated, validly existing and in good standing under the laws of the Republic of The Marshall Islands, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of the Seller. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Seller.

SECTION 4.02  Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Seller is a party or by which it is bound, the Articles of Incorporation and Bylaws of the Seller, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Seller is bound, or any law, rule or regulation applicable to the Seller.

SECTION 4.03  No Legal Bar. The Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

SECTION 4.04  Good and Marketable Title to Shares. The Seller is the registered owner of all of the Shares and now has, and at each Closing will have and convey to the Buyer, good and marketable title to the Shares, free and clear of any and all Encumbrances.

SECTION 4.05  Right to Enter Agreement. The Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Time of Closing the Shares and upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

ARTICLE V

Representations and Warranties of
the Seller Regarding the Vessel Owning Subsidiaries

The Seller represents and warrants to the Buyer that as of the date hereof and on each respective Closing Date:

SECTION 5.01  Organization Good Standing and Authority. Each of the Vessel Owning Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of The Marshall Islands. Each of the Vessel Owning Subsidiaries has full corporate power and authority to carry on its business as it is now, and has since its incorporation been, conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates and to enter into legal and binding contracts. Each of the Vessel Owning Subsidiaries is qualified to do business, is in good standing and has all required and appropriate licenses and authorizations in each jurisdiction in which its failure to obtain or maintain such qualification, good standing, licensing or authorization would have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of such Vessel Owning Subsidiary taken as a whole. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up any Vessel Owning Subsidiary.

SECTION 5.02  Capitalization. The Shares consist of the shares listed next to each of the Vessel Owning Subsidiaries listed in Schedule C. The Shares have been duly authorized and validly issued and are fully paid and non-assessable, and constitute the total authorized, issued and outstanding capital stock of each of the Vessel Owning Subsidiaries.

There are not, and on each respective Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from any Vessel Owning Subsidiary any capital stock of such Vessel Owning Subsidiary, (ii) any securities convertible into or exchangeable for shares of such capital stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Vessel Owning Subsidiaries.

SECTION 5.03  Organizational Documents. The Seller has supplied to the Buyer true and correct copies of the organizational documents of each of the Vessel Owning Subsidiaries, in each case as in effect on each respective Closing Date (the “Organizational Documents”) and no amendments will be made to the Organizational Documents prior to any Closing Date without the prior written consent of the Buyer (such consent not to be unreasonably withheld).

SECTION 5.04  Agreement Not in Breach of Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, or give any other party thereto a right to terminate any agreement or other instrument to which any of the Vessel Owning Subsidiaries is a party or by which any of them is bound including, without limitation, any of the Charter Documents or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to any of the Vessel Owning Subsidiaries.

SECTION 5.05  Litigation.

(a).          There is no action, suit or proceeding to which any of the Vessel Owning Subsidiaries is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any of the Vessel Owning Subsidiaries; and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding;

(b).          None of the Vessel Owning Subsidiaries has been permanently or temporarily enjoined by any order, judgement or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of any of the Vessel Owning Subsidiaries; and

(c).          There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any of the Vessel Owning Subsidiaries to take any action of any kind with respect to its business, assets or properties.

SECTION 5.06  Indebtedness to and from Officers, etc. None of the Vessel Owning Subsidiaries will be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to any of the Vessel Owning Subsidiaries.

SECTION 5.07  Personnel. The Vessel Owning Subsidiaries have no employees other than the crew serving on board their respective Vessels, to the extent such crew members are not directly employed by the Manager.

SECTION 5.08  Contracts and Agreements. All material contracts and agreements, written or oral, to which a Vessel Owning Subsidiary is a party or by which any of its assets are bound, including the Shipbuilding Contracts and the Charters (the “Contracts”), have been disclosed to the Buyer. No other contracts will be entered into by any of the Vessel Owning Subsidiaries prior to each respective Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld).

(a).          Each of the Contracts is a valid and binding agreement of each respective contracting Vessel Owning Subsidiary, and to the best knowledge of the Seller, of all other parties thereto;

(b).          Each of the Vessel Owning Subsidiaries has fulfilled all material obligations required pursuant to its respective Contracts to have been performed by it prior to the date hereof and has not waived any material rights thereunder; and

(c).          There has not occurred any material default under any of the Contracts, or to the best knowledge of the Seller, on the part of any other party thereto nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any of the Vessel Owning Subsidiaries under any of the Contracts nor, to the best knowledge of the Seller, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Contracts.

SECTION 5.09  Compliance with Law. The conduct of business by each of the Vessel Owning Subsidiaries on the date hereof does not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation) of any country, province, state or other governing body, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of each Vessel Owning Subsidiary taken as a whole, nor has any of the Vessel Owning Subsidiaries received any notice of any such violation.

SECTION 5.10  No Undisclosed Liabilities. Other than the legal fees relating to the Delivery of the Vessel and the registration of the Vessel with the relevant flag state, no Vessel Owning Subsidiary (or Vessel owned by it) has any other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

SECTION 5.11   Disclosure of Information. The Seller has disclosed to the Buyer all material information on, and about, the Vessel Owning Subsidiaries and each of the Vessels and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from the material provided to the Buyer which would render such information untrue or misleading.

ARTICLE VI

Representations and Warranties of
the Seller regarding the Vessels

The Seller represents and warrants to the Buyer that at each respective Closing Date:

SECTION 6.01  Title to Vessels. Each of the Vessel Owning Subsidiaries upon Delivery will be the registered owner of the Vessel listed next to its name in Schedule A.I or in Schedule A.II.

SECTION 6.02  No Encumbrances. Each of the Vessel Owning Subsidiaries and Vessels will be free of all Encumbrances other than the Encumbrances appearing in the ship registry of each Vessel and those arising under the Credit Facility.

SECTION 6.03  Condition. Each Vessel will be (i) adequate and suitable for use by the Vessel Owning Subsidiary in its business as described in the Registration Statement, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; (v) in compliance in all material respects with the requirements of its class and classification society; and (vi) all class certificates of the Vessel will be clean and valid and free of recommendations affecting class; and the Buyer acknowledges and agrees that, subject only to the representations and warranties in this Article VI, it is acquiring the Vessel on an “as is, where is” basis.

ARTICLE VII

Pre-Closing Matters

SECTION 7.01  Covenants of the Seller Prior to each Closing. From the date of this Agreement to each respective Closing Date, Seller shall cause the Vessel Owning Subsidiaries to conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not, and shall not permit the Vessel Owning Subsidiaries to, take any action that would result in any of the conditions to the purchase and sale of Shares set forth in Article VIII not being satisfied. In addition the Seller hereby agrees and covenants that it:

(a).          shall cooperate with the Buyer and use its reasonable best efforts to obtain, at or prior to each respective Closing Date, any consents required in respect of the transfer of the rights and benefits under the Contracts;

(b).          shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Buyer in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement;

(c).          shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Vessel Owning Subsidiaries and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;

(d).          shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charters or Ship Building Contracts of any of the Vessel Owning Subsidiaries without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

(e).          shall not exercise or permit any exercise of any rights or options contained in the Charters or Ship Building Contracts, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

(f).           shall consult with the Buyer regarding all material decisions to be made pursuant to the Ship Building Contracts, and shall make such decisions only with the prior approval of the Buyer, not to be unreasonably withheld or delayed;

(g).          shall observe and perform in a timely manner, all of its covenants and obligations under its Charters and Ship Building Contracts, if any, and (i) in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter or Ship Building Contract in respect of such default; and (ii) subject to the rights of the lenders under the Credit Facility, in the case of a breach or anticipated breach of any Charter or Ship Building Contract by the Seller or Vessel Owning Subsidiary, it shall permit the Buyer to cure on its behalf such breach or anticipated breach and shall promptly reimburse the Buyer for any and all costs that the Buyer may expend in order to effect such cure; and

(h).          shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to any Vessel other than in connection with the Credit Facility.

SECTION 7.02  Covenant of the Buyer Prior to each Closing. The Buyer hereby agrees and covenants that during the period of time after the date of the Agreement and prior to each respective Closing Date, the Buyer shall, in respect of the Vessel Owning Subsidiaries to be transferred on each respective Closing Date, take, or cause to be taken, all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of those Vessel Owning Subsidiaries and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

ARTICLE VIII

Conditions Of Closing

SECTION 8.01  Conditions of the Seller. The obligation of the Seller to sell is subject to the satisfaction (or waiver by the Seller) on or prior to each respective Closing Date of the following conditions:

(a).          the representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects as of each respective Closing Date as though made on each respective Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b).          the Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by each respective Closing Date;

(c).          no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Vessel Owning Subsidiaries;

(d).          all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller, and the Seller shall have received copies of all such documents and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

SECTION 8.02  Conditions of the Buyer. The obligation of the Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by the Buyer) on or prior to each respective Closing Date of the following conditions:

(a).          the representations and warranties of the Seller in this Agreement shall be true and correct in all material respects as of each respective Closing Date as though made on each respective Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b).          the Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by each respective Closing Date;

(c).          no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Vessel Owning Subsidiaries;

(d).          the Buyer shall have obtained the funds necessary to consummate the purchase and sale of the Shares of the Vessel Owning Subsidiaries, to refinance all indebtedness the Buyer is required to refinance as a result of the purchase and sale of the Vessel Owning Subsidiaries and to pay all related fees and expenses;

(e).          the Buyer shall have received written consents from all third parties necessary or appropriate to effect the purchase and sale of the Shares of the Vessel Owning Subsidiaries, other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of such Vessel Owning Subsidiaries taken as a whole;

(f).           all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith; and

(g).          the Buyer is satisfied that the relevant Vessel Owning Subsidiary has inspected the Vessel prior to the Delivery Date in accordance with the relevant Ship Building Contract.

ARTICLE IX

Termination, Amendment and Waiver

SECTION 9.01  Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase and sale of the Vessel Owning Subsidiaries and the other transactions contemplated by this Agreement abandoned at any time prior to each respective Closing:

(a).          by mutual written consent of the Seller and the Buyer;

(b).          by the Seller if any of the conditions set forth in Section 8.01 shall have become incapable of fulfillment, and shall not have been waived by the Seller; or

(c).          by the Buyer if any of the conditions set forth in Section 8.02 shall have become incapable of fulfillment, and shall not have been waived by the Buyer.

provided, however, that the party seeking termination pursuant to clause (b) or (c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 9.02  Termination in Respect of a Vessel Owning Subsidiary. Notwithstanding anything to the contrary, this Agreement shall be deemed to be terminated in respect of and only in respect of a particular Vessel Owning Subsidiary, without any further action by either the Buyer or the Seller, if:

(a) the Ship Building Contract with respect to such Vessel Owning Subsidiary is terminated or cancelled for any reason whatsoever; or

(b) the Buyer elects not to purchase such Vessel Owning Subsidiary pursuant to Section 2.06(a) or Section 2.07 hereof.

SECTION 9.03  Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each parties hereto. By an instrument in writing the Buyer, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE X

Indemnification

SECTION 10.01  Indemnity by the Seller. The Seller shall be liable for, and shall indemnify the Buyer and each of its directors, employees, agents and representatives (the “Buyer Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Buyer Indemnitee:

(a).          by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller; or

(b).          any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

SECTION 10.02  Indemnity by the Buyer. The Buyer shall indemnify the Seller and its affiliates and each of their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

ARTICLE XI

Miscellaneous

SECTION 11.01  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Vessels are located, shall apply.

SECTION 11.02  Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

SECTION 11.03  Complete Agreement. This Agreement and Schedules hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

SECTION 11.04  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.05  Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

SECTION 11.06  Third Party Rights. A person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 11.07  Notices. Any notice, claim or demand in connection with this Agreement shall be delivered to the parties at the following addresses (or at such other address or facsimile number for a party as may be designated by notice by such party to the other party):

(a).          if to Capital Maritime & Trading Corp., as follows:

c/o Capital Ship Management Corp., 3 Iassonos Street, Piraeus, Greece

Attention:     Ioannis E. Lazaridis

Facsimile:     +30 210 428 4285

(b).          if to Capital Product Partners L.P., as follows:

c/o Capital Ship Management Corp., 3 Iassonos Street, Piraeus, Greece

Attention:     Ioannis E. Lazaridis

Facsimile:     +30 210 428 4285

and any such notice shall be deemed to have been received (i) on the next working day in the place to which it is sent, if sent by facsimile or (ii) forty eight (48) hours from the time of dispatch, if sent by courier.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

CAPITAL MARITIME & TRADING CORP.

By:
Name:
Title:

CAPITAL PRODUCT PARTNERS L.P.

By:
Name:
Title:

SCHEDULE A.I

2007 VESSEL OWNING SUBSIDIARIES, VESSELS AND CHARTERS

Vessel Owning Subsidiary	Vessel	Delivery Date	Charter Type	Daily Charter Rate	Charterer
Epicurus Shipping Company	Atrotos	05/07	3-year Time Charter	$20,000	Morgan Stanley Capital Group Inc.
Laredo Maritime Inc.	Akeraios	08/07	3-year Time Charter	$20,000	Morgan Stanley Capital Group Inc.
Splendor Shipholding S.A.,	Anemos I	10/07	3-year Time Charter	$20,000	Morgan Stanley Capital Group Inc.
Lorenzo Shipmanagement Inc.	Apostolos	10/07	3-year Time Charter	$20,000	Morgan Stanley Capital Group Inc.

SCHEDULE A.II

2008 VESSEL OWNING SUBSIDIARIES, VESSELS AND CHARTERS

Vessel Owning Subsidiary	Vessel	Delivery Date	Charter Type	Daily Charter Rate	Charterer
Sorrel Shipmanagement Inc.	Alexandros II	01/08	10-year Bareboat Charter	$13,000	Overseas Shipholding Group Inc.
Wind Dancer Shipping Inc.	Aristotelis II	06/08	10-year Bareboat Charter	$13,000	Overseas Shipholding Group Inc.
Belerion Maritime Co.	Aris II	08/08	10-year Bareboat Charter	$13,000	Overseas Shipholding Group Inc.

SCHEDULE B

PURCHASE PRICE

Vessel Owning Subsidiary	Purchase Price (US Dollars)
Epicurus Shipping Company	$56,000,000
Laredo Maritime Inc.	$56,000,000
Splendor Shipholding S.A.,	$56,000,000
Lorenzo Shipmanagement Inc.	$56,000,000
Sorrel Shipmanagement Inc.	$48,000,000
Wind Dancer Shipping Inc.	$48,000,000
Belerion Maritime Co.	$48,000,000

SCHEDULE C

CAPITALIZATION

Vessel Owning Subsidiary	Number of Shares
Epicurus Shipping Company	100
Laredo Maritime Inc.	500
Splendor Shipholding S.A.,	500
Lorenzo Shipmanagement Inc.	500
Sorrel Shipmanagement Inc.	500
Wind Dancer Shipping Inc.	500
Belerion Maritime Co.	500